Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Steven F. Cooper Vice President Marketing Officer Tel: (440) 989-3007 Fax: (440) 989-3011	James H. Weber Senior Vice President, Marketing and Investor Relations Officer Tel: (440) 989-3005

LNB BANCORP, INC., REPORTS 2004 SECOND QUARTER AND SIX-MONTH EARNINGS

LORAIN, OHIO-JULY 22, 2004-LNB BANCORP, INC. (Nasdaq: LNBB), today announced financial results for the second quarter and six months ended June 30, 2004.

LNB Bancorp, Inc., parent financial holding company of The Lorain National Bank, reported 2004 second-quarter earnings of $1,980,000, a decrease of 14.8 percent from the record level of $2,324,000 achieved in the second-quarter of 2003. Basic and diluted earnings per share for the second quarter of 2004 were $.30, a decrease of $.05 from the same period one year-ago. Earnings for the first six months of 2004 were $4,236,000, or $0.64 per basic and diluted share, a decrease from $4,515,000, or $0.68 per basic and diluted share, for the first six months of 2003.

Total revenues generated during the second quarter of 2004 decreased 6.0 percent to $9.5 million, compared with $10.1 million for the same period last year. For the first half of the year, total revenues of $19.2 million decreased by 3.9 percent from $20.0 million during the first six months of 2003.

The Bancorp continues to experience net interest margin compression due to the current low rate environment. This environment has persisted since 2001 and has resulted in continued and sustained net interest margin pressure. Early in this rate cycle the Bancorp’s assets were growing at a rate that offset much of this pressure. However in the last 18 months the Bancorp’s loans and assets have grown at very slow rates. This is directly related to the local economy which has been slow to recover from recession. These two factors contributed to a decrease in net interest income of approximately of 5.4 and 4.7 percent during the second quarter and first half of 2004 respectively as compared to the year-ago periods.

The provision for loan losses was reduced by 25.44% in the second quarter and by 16.23% in the first six months of 2004 as compared to the same period in 2003 due to improved trends in the quality of the loan portfolio and net loan charge-offs. Net loan charge-offs for the second quarter and the first six months of 2004 were $255,000 and $687,000, respectively, compared with $168,000 and $682,000 for the second quarter and first six months of 2003, respectively. Reserve for loan losses to loans at the end of the second quarter of 2004 was 1.46%, compared with 1.45% at the end of 2003 and 1.35% at the end of the second quarter of 2003.

Total noninterest income decreased by $262,000 or 9.17 percent for the second quarter and $105,000, or 1.9 percent in the first six months of 2004 as compared to the same periods in 2003. Increases in Investment and Trust Services fees as well as fees from the placement of commercial and mortgage loans with third-party lenders were partially offset by decreases in gains on sale of securities, lower services charges on deposit accounts and declines in gains on sale of loans. The decline in noninterest income in the second quarter of 2004 was primarily attributed to the bank taking no securities gains versus $247,000 in 2003.

Total noninterest expense increased 3.22% for the second quarter of 2004 over the similar period of 2003. A smaller increase of 0.3 percent occurred in the first half of 2004 as compared to the same period in 2003. While salary, employee benefits and professional services expenses declined in the six month period, a small increase in this category occurred in the second quarter. Increased expenditures were made for equipment, telephone and marketing expenses during the entire six month period. Income taxes decreased due to lower pretax income in both periods and the impact of the tax credits being generated by North Coast Community Development Corporation.

Commenting on the results for the period, James F. Kidd, LNB Bancorp’s President and Chief Executive Officer, stated: “Asset growth has been difficult in our market due to the lingering effects of recession. However, efforts continue to be made to expand our market and product offerings. During this weak economic period, we are pleased with our current efforts to manage credit quality and to control operating expenses. We are hopeful that bottom-line performance will improve with the recovery of the local economy and a forecast of a more favorable rate environment in future quarters.”

The Bancorp reported that annualized return on average assets (ROAA) for the first half of 2004 was 1.14 percent, compared with 1.26 percent for the same period in 2003. The annualized return on average shareholders’ equity (ROAE) for the first-half of 2004 was 12.38 percent versus 13.45 percent in last year’s comparable period.

Total assets increased $19.0 million or 2.6 percent to $760.2 million at June 30, 2004 as compared to December 31, 2003. Net loans increased 2.7 percent to $540.9 million from $526.6 million, led by growth in retail loans purchased from another financial institution and modest commercial loan growth. This growth was offset by the continued weakness in residential mortgage loan originations during the six month period ended June 30, 2004.

Total deposits increased 1.6 percent to $590.5 million at June 30, 2004, as compared to $581.3 million at December 31, 2003. This growth was primarily in transaction accounts, although certificates of deposit continue to run-off.

At June 30, 2004, shareholders’ equity reached $68.2 million, up fractionally from December 31, 2003. Retained earnings for the period were substantially offset by the market value adjustment on investment securities available for sale. Capital ratios remained strong during the period, with average equity to average assets of 9.22 percent. LNB Bancorp, Inc., and Lorain National Bank exceed all applicable regulatory capital requirements.

Dividends declared increased 5.9 percent, on a per-share basis, in the first half of 2004 reaching $0.36 versus last year’s $0.34.

On July 6, 2004 Lorain National Bank, the banking subsidiary of LNB Bancorp, Inc., and Mortgage One Banc announced the finalization of a definitive purchase agreement, which will enable Lorain National Bank to acquire for cash, Mortgage One Banc, a mortgage broker headquartered in Lorain, Ohio. Mortgage One Banc operates through multiple delivery channels throughout 26 counties in the State of Ohio. Commenting on the deal, James F. Kidd, President and CEO of LNB Bancorp, said: “This is our first acquisition of this type and is truly an exciting one. We are positioning for growth and the Mortgage One partnership demonstrates our commitment to improving our product offerings.”

ABOUT LNB BANCORP, INC.
LNB Bancorp, Inc., is a $760 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE), which provides qualified community businesses with debt financing. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.

-Financial Highlights Follow-

LNB Bancorp, Inc.
Financial Highlights
(dollars in thousands except per share data)
(unaudited)

For the Three Months Ended June 30	2004	2003	Change(%)
Net interest income	$6,881	$7,274	(5.40)%
Noninterest income	2,596	2,858	(9.17)
Total revenue	9,477	10,082	(6.00)
Provision for loan losses	425	570	(25.44)
Noninterest expense	6,278	6,082	3.22
Pretax income	2,774	3,480	(20.29)
Taxes	794	1,156	(31.31)

Net income	$1,980	$2,324	(14.80)%

Per share data (basic and diluted)
Earnings	$.30	$.35	(14.29)%
Dividends	$.18	$.17	5.88

For the Six Months Ended June 30	2004	2003	Change(%)
Net interest income	$13,751	$14,434	(4.73)%
Noninterest income	5,452	5,557	(1.89)
Total revenue	19,203	19,991	(3.94)
Provision for loan losses	950	1,134	(16.23)
Noninterest expense	12,254	12,221	0.27
Pretax income	5,999	6,636	(9.60)
Taxes	1,763	2,121	(16.88)

Net income	$4,236	$4,515	(6.18)%

Per share date (basic and diluted)
Earnings	$.64	$.68	(5.88)%

Dividends	$.36	$.34	5.88

Year-to-date financial ratios	2004	2003	Change(%)
Annualized return on average assets	1.14%	1.26%	(9.52)%
Annualized return on average equity	12.38	13.45	(7.96)
Net interest margin	4.00	4.31	(7.19)
Efficiency ratio	63.81	61.01	4.59
Loan loss reserve to total loans	1.46	1.35	8.15

	June 30,	Dec. 31,
Ending Balance Sheet	2004	2003	Change(%)
Total assets	$760,184	$741,221	2.56%

Total net loans	540,894	526,581	2.72

Total deposits	590,533	581,344	1.58

Total borrowings	96,216	86,563	11.15

Total shareholders’ equity	68,171	68,135	0.05